May 13, 2015

RAVE Restaurant Group, Inc. Reports Third Quarter of
Fiscal Year 2015 Financial Results

Growth continues for Rave Restaurant brands with fourth consecutive quarter of positive comp sales increases at both Pie Five and Pizza Inn.

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the third quarter of fiscal 2015 ended March 29, 2015.

Third Quarter Highlights:

•	Total consolidated revenue increased 9.1% to $11.9 million compared to the third quarter of fiscal 2014.
•	Pizza Inn domestic comparable store retail sales increased 6.0% from the same period of the prior year, while total domestic retail sales increased by 3.0%.
•	Pie Five comparable store retail sales increased 9.5% from the same period of the prior year.
•	Pie Five system-wide total retail sales increased 109%, and average weekly sales increased 10.6%, year over year.
•	Net loss of $0.6 million, including $0.3 million of impairment charges, was $0.1 million greater than the same quarter of the prior year.
•	Adjusted EBITDA increased by $0.3 million over the same quarter of the prior year to a positive $0.1 million.
•	Nine additional Pie Five restaurants opened during the quarter bringing the total Pie Five restaurants open at the end of the quarter to 40.
•	Pie Five signed two additional franchisees with commitments to build up to 34 restaurants in five states.

RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced results for its third quarter of fiscal 2015 ended March 29, 2015.  The Company’s net loss of $0.6 million in the third quarter was $0.1 million greater than the comparable period in the prior fiscal year and included a $0.3 million impairment charge for one of its two Company-owned Pizza Inn restaurants.  Year-to-date net loss remained consistent with prior year, while Adjusted EBITDA for the first nine months improved by $0.6 million to a positive $0.3 million.

“We are very pleased with our results from the third quarter and believe the results reflect a continuation of our vision and steady quarter to quarter improvements,” said Randy Gier, Chief Executive Officer of Rave Restaurant Group, Inc.  “Pie Five continues its very impressive comp sales growth and new store development as it pioneers the emerging fast casual pizza segment.  Furthermore, Pizza Inn recorded its fourth consecutive quarter of positive comp sales, which we view as a sign that we’re returning this great brand to stability after a number of years of challenging results.”

Third Quarter Fiscal 2015 Operating Results

Total revenues for the third quarter of fiscal 2015 and the comparable prior year quarter were $11.9 million and $10.9 million, respectively, an increase of 9.1% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.  Pizza Inn domestic comparable store retail sales increased 6.0% from the same period in the prior year.

“Consistency is key,” said Gier.  “Pizza Inn has recorded positive comps in 49 of the last 52 weeks.  This brand is back due to the hard work of our franchisees aligned around a few key initiatives to increase quality, improve service, reduce costs and enable our general managers to run better restaurants.

“It’s been many years since the Pizza Inn brand has been able to deliver a sustained growth path several quarters in a row, and so far in the current quarter we have maintained positive comps despite more difficult prior year comparison,” added Gier.  “I couldn’t be more proud of the team – our franchisees, our operations and marketing team along with the Restaurant Support Center in their efforts to turn around our flagship brand.”

For Pie Five, system-wide retail sales increased 109% for the third quarter of fiscal 2015 when compared to the same period in the prior year driven by a 84.2% increase in average units open and a 10.6% increase in the system-wide average weekly sales.  The increase in average weekly sales was due to both strong sales in existing Company-owned restaurants and higher than average sales levels of newer restaurants.  Comparable store retail sales increased by 9.5% for the most recent fiscal quarter compared to the same period in the prior year.

“Pie Five continues its Cinderella story,” said Gier. “The concept continues to resonate with consumers as we roll across the country.  Our customers are not only coming back, they are coming back more often, spending more, and bringing their friends with them.  So far in the current quarter Pie Five’s comparable store retail sales continue to trend positive even while comparing against double digit positive comps in the prior year.”

Development Review

Nine new Pie Five restaurants were opened by the Company and franchisees in the third quarter fiscal 2015, bringing the fiscal quarter-end total to 40 restaurants.  During the third quarter of fiscal 2015, the Company signed two new franchise development agreements to develop up to 34 additional Pie Five restaurants in Arkansas, Delaware, Pennsylvania, New Jersey and Maryland.  The Company currently has Pie Five franchise restaurant development commitments for a total of up to 351 restaurants.

“Our new store pipeline is coming to fruition,” said Gier.  “Since the end of the quarter, an additional seven Pie Five restaurants have opened, and we are on track to end the fiscal year near 60 restaurants.”

In the Pizza Inn system, franchisees opened three new restaurants for the quarter while closing two restaurants, ending the fiscal quarter at 253 total Pizza Inn Company-owned and franchised restaurants worldwide.  In addition, there were major remodels/relocations of two buffet restaurants during the quarter.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, impairment, gain/loss on sale of assets, lease charges and costs related to closed restaurants.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

 About RAVE Restaurant Group, Inc.

Headquartered in the Dallas suburb of The Colony, TX, RAVE Restaurant Group, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, RAVE Restaurant Group, Inc. owns and franchises approximately 300 restaurants. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverestaurantgroup.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29,	March 30,	March 29,	March 30,
	2015	2014	2015	2014

REVENUES:	$11,905	$10,912	$34,339	$31,281

COSTS AND EXPENSES:
Cost of sales	10,177	9,570	29,325	27,028
General and administrative expenses	1,152	1,130	3,476	3,314
Franchise expenses	849	677	2,314	2,150
Pre-opening expenses	195	4	367	160
Impairment of long-lived assets and other lease charges	300	-	300	-
Bad debt	36	93	128	203
Interest expense	3	34	112	113
	12,712	11,508	36,022	32,968

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(807)	(596)	(1,683)	(1,687)
Income tax benefit	(277)	(159)	(559)	(527)
LOSS FROM CONTINUING OPERATIONS	(530)	(437)	(1,124)	(1,160)

Loss from discontinued operations, net of taxes	(40)	(14)	(110)	(39)
NET LOSS	$(570)	$(451)	$(1,234)	$(1,199)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.05)	$(0.05)	$(0.12)	$(0.14)
Loss from discontinued operations	(0.01)	-	(0.01)	-
Net loss	$(0.06)	$(0.05)	$(0.13)	$(0.14)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.05)	$(0.05)	$(0.11)	$(0.13)
Loss from discontinued operations	-	-	(0.01)	-
Net loss	$(0.05)	$(0.05)	$(0.12)	$(0.13)

Weighted average common shares outstanding - basic	10,086	8,771	9,589	8,566

Weighted average common and
potential dilutive common shares outstanding	10,693	9,290	10,107	9,109

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 29,	June 29,
ASSETS	2015 (unaudited)	2014

CURRENT ASSETS
Cash and cash equivalents	$8,592	$2,796
Accounts receivable, less allowance for bad debts
accounts of $248 and $276, respectively	3,627	3,276
Notes receivable	51	81
Inventories	133	1,703
Income tax receivable	384	386
Deferred income tax assets	1,013	951
Prepaid expenses and other	820	173
Total current assets	14,620	9,366

LONG-TERM ASSETS
Property, plant and equipment, net	7,587	5,133
Long-term notes receivable	119	134
Long-term deferred tax asset	1,531	939
Deposits and other	280	396
Total assets	$24,137	$15,968

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$3,870	$2,023
Accrued expenses	1,094	926
Deferred rent	6	163
Deferred revenues	291	177
Bank debt	-	500
Total current liabilities	5,261	3,789

LONG-TERM LIABILITIES
Bank debt, net of current portion	-	267
Deferred rent, net of current portion	894	822
Deferred revenues, net of current portion	1,111	791
Deferred gain on sale of property	15	34
Other long-term liabilities	22	23
Total liabilities	7,303	5,726

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,306,449 and 16,240,412 shares, respectively;
outstanding 10,187,049 and 9,121,012 shares, respectively	173	162
Additional paid-in capital	23,720	15,905
Retained earnings	17,577	18,811
Treasury stock at cost
Shares in treasury: 7,119,400	(24,636)	(24,636)
Total shareholders' equity	16,834	10,242
	$24,137	$15,968

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	March 29,	March 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,234)	$(1,199)
Adjustments to reconcile net loss to
cash provided by (used in) operating activities:
Depreciation and amortization	1,153	1,056
Impairment of long-lived assets	300	-
Stock compensation expense	83	45
Deferred income taxes	(654)	(551)
Gain on sale of assets	-	(40)
Provision for bad debt	128	203
Changes in operating assets and liabilities:
Notes and accounts receivable	(432)	(548)
Inventories	1,570	14
Accounts payable - trade	1,847	606
Accrued expenses	82	(90)
Deferred revenue	415	276
Prepaid expenses and other	(620)	(367)
Cash (used in) provided by operating activities	2,638	(595)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	-	58
Capital expenditures	(3,818)	(1,987)
Cash used in investing activities	(3,818)	(1,929)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	7,317	3,288
Proceeds from stock options	426	82
Repayments of bank debt	(767)	(1,400)
Cash provided by financing activities	6,976	1,970

Net increase (decrease) in cash and cash equivalents	5,796	(554)
Cash and cash equivalents, beginning of period	2,796	919
Cash and cash equivalents, end of period	$8,592	$365

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAYMENTS FOR:

Interest	$15	$113
Income taxes - net	$-	$1

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29,	March 30,	March 29,	March 30,
	2015	2014	2015	2014
Net loss	$(570)	$(451)	$(1,234)	$(1,199)
Interest expense	3	34	112	113
Income Taxes	(277)	(159)	(559)	(527)
Income Taxes--Discontinued Operations	(20)	(7)	(54)	(20)
Depreciation and amortization	412	370	1,153	1,056
EBITDA	$(452)	$(213)	$(582)	$(577)
Stock compensation expense	30	15	83	45
Pre-opening costs	195	4	367	160
Asset disposals, closure costs and restaurant impairment	374	21	444	108
Adjusted EBITDA	$147	$(173)	$312	$(264)